FHLBANK TOPEKA ANNOUNCES SECOND QUARTER 2010 EARNINGS

July 29, 2010 – FHLBank Topeka (FHLBank) announces its operating results for second quarter 2010. FHLBank reported $10.1 million in net income for the quarter ended June 30, 2010 and a net loss of $(19.5) million for the six months ended June 30, 2010. FHLBank expects to file its Form 10-Q for the second quarter ended June 30, 2010, with the Securities and Exchange Commission (SEC) on August 12, 2010.

President’s Comments

“We are pleased to announce strong core income for the second quarter,” said Andrew J. Jetter, president and CEO of FHLBank Topeka. “However, lower reported GAAP income for the second quarter and a GAAP loss for the first six months of the year were driven by the accounting treatment of interest rate caps we purchase to protect us against the risk of higher interest rates. The mark-to-market on the caps creates some volatility in our accounting earnings from period to period that is not reflective of our core income. We believe it is important to minimize our core income exposure to changes in interest rates even if that creates increased accounting income volatility. We will continue to use core income as a key measure in assessing our financial performance and determining dividend levels.”

Net Income

Net income for second quarter 2010 computed in accordance with U.S. generally accepted accounting principles (GAAP) was $10.1 million versus $105.2 million for second quarter 2009. Net income reflects prepayment fees of $6.3 million received in the second quarter 2010 from a member that was acquired by a non-member which subsequently prepaid all outstanding advances. The primary cause of the change in GAAP net income between quarters was a decline in the market values of derivatives, which includes the mark-to-market on interest rate caps. In the second quarter of 2010, the FHLBank recorded net losses of $(94.2) million on derivatives and hedging activities while the FHLBank recorded net gains of $102.4 million on derivatives and hedging activities in the second quarter of 2009. This quarter-to-quarter change of $(196.6) million was partially offset by a $70.5 million change in net gains (losses) on trading securities from $(25.7) million in the second quarter of 2009 to $44.8 million in the second quarter of 2010. A discussion of the FHLBank’s use of purchased interest rate caps as risk management tools for caps embedded in variable rate Agency mortgage-backed securities can be located in the FHLBank’s 2009 Form 10-K, which is available on the SEC Web site (www.sec.gov).

GAAP versus Core Income and Core Return on Equity

As part of evaluating its financial performance, the FHLBank adjusts net income reported in accordance with GAAP for the impact of: (1) Affordable Housing Program (AHP) and Resolution Funding Corporation (REFCORP) assessments; (2) items related to derivatives and hedging activities; and (3) other irregular or non-recurring items such as prepayment fees, gain/loss on retirement of debt and gain/loss on securities. The result is referred to as core income, which is a non-GAAP measure of income. Core income is used to compute a core return on equity (ROE) that is then compared to the average overnight Federal funds effective rate, with the net referred to as core ROE spread. Because FHLBank is primarily a “hold-to-maturity” investor, management believes that core income, core ROE and core ROE spread are helpful in understanding its operating results and provide a meaningful period-to-period comparison in contrast to GAAP income, and ROE based on GAAP income, which can vary significantly because of derivatives and hedging activities or other items that may not recur. Derivative accounting affects the timing of income or expense from derivatives and their related assets and liabilities hedged, but not the economic income or expense from these derivatives. For example, interest rate caps are purchased with an upfront fixed cost to provide protection against the risk of rising interest rates. Under derivative accounting guidance, these instruments are then marked to market each month, which can result in having to recognize significant gains and losses from quarter to quarter producing volatility in FHLBank GAAP income. However, the sum of such gains and losses over the term of a derivative will still equal its original purchase price. Although the value of the caps has declined in the first six months of 2010, the value of the interest rate caps will ultimately equal zero at maturity. Because of the monthly mark-to-market on the caps, the FHLBank’s GAAP income will continue to be subject to volatility from quarter-to-quarter as both gains and losses on the caps are likely to be recorded in future periods.

	Three months ended		Six months ended
	June 30,		June 30,
	(Amounts in thousands)		(Amounts in thousands)
	2010	2009	2010	2009

Net Income (Loss), as reported under GAAP	$10,058	$105,229	$(19,532)	$166,093
REFCorp/AHP Assessments	0	38,007	0	60,019

Income (Loss) before REFCorp/AHP Assessments	10,058	143,236	(19,532)	226,112
Hedging-related & Other Irregular or Non-Recurring Adjustments[1]	41,777	(85,858)	123,466	(116,254)

Non-GAAP Core Income Before Assessments	$51,835	$57,378	$103,934	$109,858

[1]	The 2010 and 2009 amounts include “Prepayment fees on terminated advances,” “Net gain (loss) on trading securities,” and “Net gain (loss) on derivatives and hedging activities” directly from FHLBank’s June 30, 2010, Statements of Income.

FHLBank uses core ROE compared to the average Federal funds rate as a key measure of effective use and management of members’ capital.

	Three months ended		Six months ended
	June 30,		June 30,
	(Amounts in thousands)		(Amounts in thousands)
	2010	2009	2010	2009

Average GAAP Capital for the period	$1,921,331	$2,150,545	$1,933,969	$2,236,286
ROE, based upon GAAP Income (Loss) Before Assessments	2.10%	26.71%	(2.04)%	20.39%
Core ROE, based upon Core Income Before Assessments	10.82%	10.70%	10.84%	9.91%
Average Overnight Federal Funds Effective Rate (FF Rate)	0.19%	0.18%	0.16%	0.18%
Core ROE Income as a Spread to Average FF Rate	10.63%	10.52%	10.68%	9.73%

Attached are highlights from the unaudited Statements of Condition and Statements of Income for the quarters ended June 30, 2010 and 2009.

The Form 10-Q for the second quarter ended June 30, 2010, will be available on the SEC Web site (www.sec.gov), as well as the FHLBank’s Web site (www.fhlbtopeka.com), as soon as FHLBank files it in August 2010.

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “believes,” “will” or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of FHLBank and/or of the FHLBank System; effects of derivative accounting treatment, OTTI accounting treatment and other accounting rule requirements; the effects of amortization/accretion; gains/losses on derivatives or on trading investments; and adverse developments or events affecting or involving other Federal Home Loan Banks, housing GSEs or the FHLBank System in general. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason.

FHLBANK TOPEKA
Financial Highlights (unaudited)

Selected Financial Data (dollar amounts in thousands):

	June 30,	December 31,	June 30,
	2010	2009	2009
Statements of Condition (as of period end)
Investments[1]	$18,392,870	$16,347,941	$18,310,864
Advances	21,016,485	22,253,629	24,529,745
Mortgage loans held for portfolio, net	3,567,489	3,333,784	3,213,794
Total assets	43,219,994	42,631,611	46,273,877
Deposits	2,018,038	1,068,757	1,278,155
Consolidated obligations, net[2]	38,823,726	39,111,634	42,432,662
Total liabilities	41,344,129	40,685,701	44,276,136
Total capital stock	1,585,393	1,602,696	1,697,312
Retained earnings	314,770	355,075	306,229
Total capital	1,875,865	1,945,910	1,997,741
Regulatory capital[3]	1,928,390	1,980,208	2,029,316

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Statements of Income (for the period ended)
Interest income[4]	$167,609	$222,531	$324,826	$484,568
Interest expense	96,273	147,739	190,543	347,983
Net interest income	71,336	74,792	134,283	136,585
Provision for credit losses on mortgage loans	197	104	956	114
Portion of other-than-temporary impairment losses on held-to-maturity securities recognized in earnings[5]	1,953	18	3,385	59
Net gain (loss) on derivatives and hedging activities	(94,157)	102,443	(179,540)	122,213
Net gain (loss) on trading securities	44,794	(25,718)	48,119	(15,845)
Other income	2,637	2,399	4,808	4,558
Other expenses	12,402	10,558	22,861	21,226
Income (loss) before assessments	10,058	143,236	(19,532)	226,112
AHP assessments	0	11,700	0	18,496
REFCorp assessments	0	26,307	0	41,523
Total assessments	0	38,007	0	60,019
Net income (loss)	10,058	105,229	(19,532)	166,093
Weighted average dividend rate[6]	2.88%	2.33%	2.88%	2.32%

[1]	Investments include held-to-maturity securities, trading securities, interest-bearing deposits and Federal funds sold.
[2]	Consolidated obligations are bonds and discount notes that the FHLBank is primarily liable to repay.
[3]
Regulatory capital is defined as the sum of the FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Federal Housing Finance Agency as available to absorb losses.
Permanent capital is defined as the amount paid in for Class B stock plus the amount of the FHLBank’s retained earnings, as determined in accordance with GAAP. Regulatory capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability.

[4]
Interest income includes prepayment fees on terminated advances. For the three months ended June 30, 2010 and 2009, prepayment fees totaled $7.6 million and $9.1 million, respectively. For the six months ended June 30, 2010 and 2009, prepayment fees totaled $8.0 million and $9.9 million, respectively.

[5]
During the quarter ended June 30, 2010, FHLBank recognized additional other-than-temporary impairment credit losses on five private-label mortgage-backed securities (PLMBS) previously identified as other-than temporarily impaired. The result was a total loss on other-than-temporarily impaired held-to-maturity securities of $2.4 million, of which $2.0 million related to estimated credit losses (recognized in earnings). For the six months ended June 30, 2010, FHLBank recognized a total loss on other-than-temporarily impaired held-to-maturity securities of $19.8 million, of which $3.4 million related to estimated credit losses (recognized in earnings). Losses in excess of estimated credit losses are recognized in accumulated other comprehensive income.

[6]	Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.